Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER PARTNERS ANNOUNCES

NEW CHIEF ADMINISTRATIVE OFFICER

Dallas, Texas – June 18, 2007 – Energy Transfer Partners, L.P. (NYSE:ETP) announced that Mr. Jerry J. Langdon will join Energy Transfer on July 1, 2007 as the Chief Administrative Officer. In this capacity, Mr. Langdon will have responsibility for regulatory compliance, legislative and governmental affairs, community affairs, human resources and information technology. Mr. Langdon has been the Executive Vice President for Public and Regulatory Affairs and the Chief Compliance Officer for Reliant Energy, Inc. since 2003. Prior to joining Reliant, Mr. Langdon served as the president of EPGT Texas Pipeline, L.P., a subsidiary of El Paso Corporation that owned and operated 8,000 miles of natural gas, NGL and LPG pipelines. Mr. Langdon also served for five years as a Commissioner of the Federal Energy Regulatory Commission (FERC), the federal agency that regulates certain sales and transportation activities of natural gas pipelines engaging in interstate commerce.

“We are extremely pleased to have Jerry join us as a senior member of our management team” Said Mr. Kelcy Warren, CEO and Chairman. “Jerry brings 25 years of experience in the natural gas industry as a senior executive with several large interstate natural gas pipeline companies, as a chief compliance officer and as a FERC Commissioner.”

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700 (office)

Media Relations:

Vicki Granado

Gittins & Granado

214.504.2260 (office)

214.498.9272 (cell)

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